Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Evergreen Select Money Market Trust:

We consent to the use of our reports dated April 24, 2009, with respect to the financial statements of the Evergreen Institutional 100% Treasury Money Market Fund, Evergreen Prime Cash Management Money Market Fund, Evergreen Institutional Money Market Fund, and Evergreen Institutional Municipal Money Market Fund, each a series of the Evergreen Select Money Market Trust as of February 28, 2009, incorporated herein by reference, and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

March 29, 2010